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                                                                     EXHIBIT 3.2

                          CERTIFICATE OF DESIGNATION OF
                            PREFERENCES AND RIGHTS OF
             SENIOR CONVERTIBLE REDEEMABLE PREFERRED STOCK, SERIES A
                           (par value $.001 per share)

                                       OF

                          WOMEN FIRST HEALTHCARE, INC.

                                 _______________


                         Pursuant to Section 151 of the
                         General Corporation Law of the
                                State of Delaware

                                 _______________


          WOMEN FIRST HEALTHCARE, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Company"), does hereby certify that, pursuant to authority conferred upon the Board of Directors by the Fourth Amended and Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation"), and pursuant to the provisions of Section 151 of the Delaware General Corporation Law, said Board of Directors duly adopted a resolution on June 24, 2002, which approved the filing of this Certificate of Designation and which resolution remains in full force and effect as of the date hereof.

          Pursuant to such resolution and the authority conferred upon the Board of Directors by the Certificate of Incorporation, there is hereby created a series of preferred stock of the Company, which series shall have the following powers, preferences, and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, in addition to those set forth in the Certificate of Incorporation:

          1. Certain Definitions. As used herein, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

          "Accreted Stated Value" shall have the meaning set forth in Section 3.

          "Acquired Indebtedness" means Indebtedness of a Person (including a Subsidiary) existing at the time such Person becomes a Subsidiary of such specified Person or is merged into or consolidated with any other Person or which is assumed in connection with the

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                                      -2-

acquisition of assets from such Person and, in each case, incurred in compliance with or pursuant to a waiver under Section 9(G) and not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary or such merger, consolidation or acquisition.

          "Actual EBITDA" means, with respect to any Person and its Subsidiaries, for any period, an amount equal to (a) the sum of (1) Consolidated Net Income for such period; plus (2) the provision for taxes for such period based on income or profits to the extent such income or profits were included in computing Consolidated Net Income and any provision for taxes utilized in computing net loss under subsection (1) hereof; plus (3) Consolidated Interest Expense; provided, however, for purposes of this definition only, that dividends or distributions paid on Disqualified Capital Stock shall not be included in the definition of Consolidated Interest Expense to the extent such dividends or distributions have not been included in the computation of Consolidated Net Income for such period; plus (4) depreciation for such period on a consolidated basis; plus (5) amortization of intangibles for such period on a consolidated basis; plus (6) the accretion of stated value, and dividends, if any, on Series A Preferred Stock and dividends on any other class or series of preferred stock; plus (7) any other non-cash items reducing Consolidated Net Income for such period; minus (b) the sum of (1) interest income for such period; and (2) all non-cash items increasing Consolidated Net Income for such period.

          "Affiliate" shall mean, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, including, but not limited to, any holder of 10% or more of the voting securities of any Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

          "Asset Acquisition" means (a) an Investment by the Company or any Subsidiary of the Company in any other Person pursuant to which such Person shall become a Subsidiary of the Company or any Subsidiary of the Company, or shall be merged with or into the Company or any Subsidiary of the Company or (b) the acquisition by the Company or any Subsidiary of the Company of the assets of any Person (other than a Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprise any division, line of business or product of such Person or any other properties or assets of such Person other than in the ordinary course of business.

          "Attributable Indebtedness" means, with respect to any Sale and Leaseback Transaction, as at the time of determination, the greater of (1) the fair market value of the property subject to such arrangement and (2) the present value of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and

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                                      -3-

Leaseback Transaction (including any period for which such lease has been extended). Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

          "Board of Directors" means, with respect to any Person, the Board of Directors, management committee, or reasonable equivalent thereof, as the case may be, of such Person or any committee of the Board of Directors, management committee, or reasonable equivalent thereof, as the case may be, of such Person duly authorized, with respect to any particular matter, to exercise the power of the Board of Directors, management committee, or reasonable equivalent thereof, as the case may be, of such Person.

          "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.

          "Capital Lease" shall mean any lease of Property which in accordance with GAAP would be capitalized on the lessee's balance sheet.

          "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of corporate stock or membership interests, as the case may be, including each class of common stock and preferred stock of such Person.

          "Capitalized Lease Obligations" means with respect to any Person, Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with GAAP.

          "Change of Control" shall be deemed to have occurred at such time as:

          (1) Edward F. Calesa ceases to beneficially own, directly or indirectly, at least 4,500,000 shares of the Company's Common Stock so long as any Notes remain outstanding, and 3,500,000 shares of the Company's Common Stock thereafter;

          (2) Edward F. Calesa ceases to serve as the Chief Executive Officer of the Company;

          (3) any Person or related group of Persons for purposes of Section 13(d) of the Exchange Act (other than Edward F. Calesa) shall at any time be, directly or indirectly, the beneficial owner of greater than 25% of the Voting Stock of the Company;

          (4) there shall be consummated (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving entity or pursuant to which the Capital Stock of the Company would be converted into cash, securities or

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                                      -4-

     other property, other than a merger or consolidation of the Company which the holders of the Capital Stock of the Company outstanding immediately prior to the consolidation or merger hold, directly or indirectly, at least a majority of the voting power of the surviving entity's Capital Stock immediately after such consolidation or merger, or (B) any sale of 50% or more of the Company's assets;

          (5) the Company or the Company's shareholders approve any plan or proposal for the liquidation or dissolution of the Company; or

          (6) any person shall cause, as a result of any proxy solicitation made otherwise than by or on behalf of management, Continuing Directors to cease to be a majority of the Board of Directors of the Company (where "Continuing Directors" are (x) members of the original Board of Directors or (y) members appointed or whose nomination is approved by a majority of the Continuing Directors or nominated at a time that the Continuing Directors form a majority of the Board of Directors);

provided, that if the Company maintains "key man" insurance on Edward F. Calesa as provided for in Paragraph 5P of the Note Purchase Agreement in an amount of at least $10,000,000 (the "Key Man Threshold"), clauses (1), (2) and (3) above shall not be deemed a Change in Control if the events contemplated by such clauses are caused by the death of Mr. Calesa; provided, further, that the Key Man Threshold shall be decreased proportionately as the aggregate principal amount of Notes outstanding decreases, but in no event shall the Key Man Threshold be less than $5,000,000.

          "Change in Control Notice" shall have the meaning specified in Section 9(E).

          "Change in Control Payment Date" shall have the meaning specified in
Section 9(E).

          "Collateral" shall mean all the rights and interests related to Vaniqa acquired by the Company in connection with the Transaction.

          "Common Stock" means the Company's common stock, par value $0.001 per share.

          "Common Stock Equivalents" means (a) an outstanding share of Common Stock, which shall be deemed to equal one Common Stock Equivalent, (b) an outstanding security that is, at the time in question, convertible by its terms into Common Stock, with such security to be deemed to equal to number of Common Stock Equivalents that equal the amount of shares of Common Stock into which it is then so convertible, (c) an outstanding option, warrant or right to acquire Common Stock that is, at the time in question, exercisable by its terms for Common Stock, with such option, warrant or right to be deemed to be equal to the number of Common Stock Equivalents that equals the number of shares of common stock

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                                      -5-

for which it is then so exercisable and (d) an outstanding option, warrant or right that is, at the time in question, exercisable by its terms for a security that, at the time in question, is convertible by its terms in to Common Stock, with such option, warrant or right to be deemed to be equal to the number of Common Stock Equivalents that equals the number of shares of Common Stock for which the convertible securities for which they are then exercisable would then be convertible.

          "Company" means Women First HealthCare, Inc., a Delaware corporation.

          "Consolidated Interest Expense" means, with respect to any Person, for any period, the aggregate amount of interest which, in conformity with GAAP, would be set forth opposite the caption "interest expense" or any like caption on an income statement for such Person and its Subsidiaries on a consolidated basis (including, but not limited to:

          (1)  imputed interest included in Capitalized Lease Obligations;

          (2) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

          (3) the net costs associated with Interest Rate Agreements and other hedging obligations;

          (4)  amortization of debt issuance costs and expenses;

          (5)  the interest portion of any deferred payment obligation;

          (6)  amortization of discount or premium, if any; and

          (7) all other non-cash interest expense (other than interest allocated to cost of sales));

plus, without duplication, all net capitalized interest for such period and all interest incurred or paid under any guarantee of Indebtedness (including a guarantee of principal, interest or any combination thereof) of any Person, plus the amount of all dividends or distributions paid on Disqualified Capital Stock (other than dividends paid or payable in shares of Capital Stock of the Company).

          "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that (a)(1) the equity of the Person in question in the Net Income of any other Person (the "other Person") in which the Person in question or any of its Subsidiaries has less than a 100% interest (which interest is not sufficient to cause the Net Income of such other Person to be consolidated into the Net Income of the Person in question in accordance with GAAP) for such period shall be

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                                      -6-

included in such Person's Consolidated Net Income only to the extent of the amount of dividends or distributions actually paid to the Person in question or the Subsidiary (subject, in the case of a dividend or distribution to a Subsidiary, to the limitations contained in subsection (b) of this definition of "Consolidated Net Income"), and (2) such Person's equity in a net loss of any such Person for such period shall be included in determining such Person's Consolidated Net Income; (b) the Net Income of any Subsidiary of the Person in question that is subject to any restriction or limitation on the payment of dividends or the making of other distributions shall be excluded to the extent of such restriction or limitation, except that (1) subject to the limitations contained in subsubsection (b)(2) of this definition of "Consolidated Net Income," the equity of such Person in the Net Income of any such Subsidiary for such period shall be included in such Person's Consolidated Net Income to the extent of dividends or distributions that could have been paid by such Subsidiary during such period to such Person or another Subsidiary (subject, in the case of a dividend or distribution to another Subsidiary, to the limitations contained in this subsection), and (2) such Person's equity in a net loss of any such Subsidiary for such period shall be included in determining such Consolidated Net Income; (c) any net gain or loss resulting from an asset sale by the Person in question or any of its Subsidiaries other than in the ordinary course of business shall be excluded; (d) extraordinary gains and losses shall be excluded; (e) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued) shall be excluded; and (f) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor entity prior to such consolidation, merger or transfer of assets shall be excluded.

          "Date of Closing" shall mean the date of the closing of the transactions contemplated by the Preferred Stock Purchase Agreement and Note Purchase Agreement.

          "Debt" or "Indebtedness" means (without duplication), with respect to any Person, any indebtedness at any time outstanding, secured or unsecured, contingent or otherwise, which is for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property (excluding, without limitation, any balances that constitute subscriber advance payments and deposits, accounts payable or trade payables, and other accrued liabilities arising in the ordinary course of business) if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and shall also include, to the extent not otherwise included:

          (1)  any Capitalized Lease Obligations of such Person;

          (2) obligations secured by a Lien to which the property or assets owned or held by such Person are subject, whether or not the obligation or obligations secured thereby shall have been assumed;

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                                      -7-

          (3) guarantees of Indebtedness of other Persons which would be included within this definition for such other Persons (whether or not such items would appear upon the balance sheet of the guarantor);

          (4) all obligations (including contingent obligations) for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;

          (5) Disqualified Capital Stock of such Person or any Subsidiary thereof;

          (6) Attributable Indebtedness with respect to any Sale and Leaseback Transaction; and

          (7) obligations of any such Person under any currency agreement or any Interest Rate Agreement applicable to any of the foregoing (if and to the extent such currency agreement or Interest Rate Agreement obligations would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP).

          The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided that Indebtedness shall not include any liability for federal, state, local or other taxes. Notwithstanding any other provision of the foregoing definition, any trade payable arising from the purchase of goods or materials or for services obtained in the ordinary course of business shall not be deemed to be Indebtedness of the Company or any of its Subsidiaries for purposes of this definition. Furthermore, guarantees of (or obligations with respect to letters of credit supporting) Indebtedness otherwise included in the determination of such amount shall also not be included.

          "Disqualified Capital Stock" shall mean any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holders), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof, in whole or in part, on or prior to the final mandatory redemption date of the Series A Preferred Stock for cash or securities constituting Debt.

          "Documents" shall mean this Certificate of Designation and all other documents entered into in connection with the Preferred Stock Purchase Agreement.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, together with all rules and regulations promulgated with respect thereto.

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                                      -8-

          "ERISA Affiliate" shall mean any Person which (a) is a member of the same controlled group (within the meaning of Section 414(b) of the IRC) of corporations as the Company, or (b) is under common control (within the meaning of Section 414(c) of the IRC) with the Company, or (c) is a member of an affiliated service group (within the meaning of Section 414(m) of the IRC) with the Company, or (d) is treated, pursuant to Section 414(o) of the IRC or the regulations promulgated thereunder, together with the Company as a single employer.

          "Excess Cash Flow" shall mean, for any period of the Company, the difference of (a) Actual EBITDA for such period minus (b) the sum, without duplication, of (i) the amount of any cash income taxes payable by the Company and its Subsidiaries with respect to such period, (ii) scheduled cash interest paid (net of cash interest received) by the Company and its Subsidiaries during such period, (iii) capital expenditures (as determined in accordance with GAAP) made in cash by the Company and its Subsidiaries during such period, except to the extent financed with net insurance proceeds or net condemnation awards and
(iv) scheduled permanent repayments of Indebtedness made by the Company and its Subsidiaries during such period.

          "Excess Cash Flow Notice" shall have the meaning specified in Section 9(F).

          "Excess Cash Flow Offer" shall have the meaning specified in Section 9(F).

          "Excess Cash Flow Payment Date" shall have the meaning specified in
Section 9(F).

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Esclim" shall mean the estrogen patch system for which the Company acquired rights to market, use, distribute and sell in the United States and Puerto Rico from Laboratoires Fournier S.A.

          "Existing Secured Debt" means any Indebtedness outstanding on the Issue Date pursuant to the Securities Purchase Agreement dated June 29, 2001 between the Company and Elan Pharma International Limited and the Senior Secured Promissory Note dated November 15, 2001 issued by the Company to American Home Products Corporation.

          "Fiscal Quarter" means each quarterly accounting period of each Fiscal Year of the Company.

          "Fiscal Year" means each annual accounting period of the Company ending on December 31 of each calendar year.

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                                      -9-

          "Fully Diluted" means (i) the shares of Common Stock of the Company outstanding as of a specified date, and (ii) the shares of Common Stock into or for which rights, options, warrants or other securities outstanding as of such date are exercisable or convertible.

          "GAAP" means generally accepted accounting principles consistently applied as in effect in the United States as of the Issue Date.

          "Holder" means a registered holder of shares of Series A Preferred Stock.

          "Interest Rate Agreement" means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect the party indicated therein against fluctuations in interest rates.

          "Investment" means, with respect of any Person, directly or indirectly, any advance, account receivable (other than an account receivable arising in the ordinary course of business of such Person), loan or capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others or otherwise), the purchase of any Capital Stock, bonds, notes, debentures, partnership or joint venture interests or other securities (other than the purchase of the Notes pursuant to Paragraph 4B, 4D, 4E or 6H of the Note Purchase Agreement and other than the purchase of Series A Preferred Stock pursuant to Sections 9E, 9F and 9H hereof) of, the acquisition, by purchase or otherwise, of all or substantially all of the business or assets or stock or other evidence of beneficial ownership of, or any division, line of business or product of, any Person or the making of any investment in any Person. Investments shall exclude (a) extensions of trade credit on commercially reasonable terms in accordance with normal trade practices of such Person and (b) the repurchase of securities of any Person by such Person. If the Company or any Subsidiary of the Company sells or otherwise disposes of any common stock of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, greater than 50% of the outstanding common stock of such Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the common stock of such Subsidiary not sold or disposed of.

          "IRC" shall mean the Internal Revenue Code of 1986, as amended.

          "IRS" shall mean the Internal Revenue Service.

          "Issue Date" means the date the Series A Preferred Stock were first issued by the Company.

          "Lien" shall mean, as to any Person, any mortgage, lien, pledge, adverse claim, charge, security interest or other encumbrance in or on, or interest of title of any vendor, lessor, lender or other secured party to or of the Person under a conditional sale or other title

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                                      -10-

retention agreement or Capital Lease with respect to, any Property or asset of such Person, or the signing or filing of a financing statement which names such Person as debtor, or the signing of any security agreement authorizing any other party as the secured party thereunder to file any financing statement.

          "Liquidation Preference" means the Accreted Stated Value of the Series A Preferred Stock plus, for purposes of Sections 8, 9 and 10 hereof, all accrued and unpaid dividends, if any, thereon through the date such Liquidation Preference is paid.

          "Material Adverse Effect" shall mean, with respect to the Company and its Subsidiaries, a material adverse effect on (a) the business, condition (financial or otherwise), properties, results of operations or prospects of the Company and its Subsidiaries, taken as a whole, or (b) the validity or enforceability of, or the ability of the Company to perform its obligations under, this Certificate of Designation or any of the other Documents, or the rights or remedies of a Purchaser or the Collateral Agent hereunder or thereunder subject to any exceptions to validity, enforceability or performance contained herein or in the other Documents.

          "Net Income" means, with respect to any Person, for any period, the net income (loss) available to common stockholders of such Person determined in accordance with GAAP.

          "Net Proceeds" means in the case of any incurrence of a loan or sale of debt securities or Capital Stock or other equity securities of any Person, the aggregate net proceeds received by such Person, after payment of expenses, commissions and the like incurred in connection therewith, whether such proceeds are in cash or in property (valued at the fair market value thereof, as determined in good faith by the Board of Directors of such Person, at the time of receipt).

          "Note Purchase Agreement" means the Note and Warrant Purchase Agreement dated as of June 25, 2001 by and between the Company and the purchasers named therein.

          "Notes" means the Senior Secured Notes due September 30, 2005 of the Company sold pursuant to the Note Purchase Agreement (including any additional notes offered thereunder).

          "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereof.

          "Pension Plan" means any "employee pension benefit plan" within the meaning of Section 3(2) of ERISA.





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                                      -11-

          "Permitted Acquisition" means an acquisition by the Company of either
(a) rights to (i) pharmaceutical products or (ii) similar products sold into the OB/GYN, dermatological, or dental market or (b) assets of a business reasonably similar to the business of the Company and its subsidiaries on the Date of Closing, in the case of either clause (a) or (b) to the extent the Company demonstrates to the reasonable satisfaction of the holders of the Notes that (A) such acquisition is accretive to the earnings of the Company for the first 12 calendar month period beginning after the closing date and (B) that, after giving effect to such acquisition, the Company and its Subsidiaries remain in compliance with the terms of this Certificate of Designation, including all covenants.

          "Permitted Debt" means (i) the Notes; (ii) Debt existing and outstanding on the Date of Closing; (iii) a Permitted Working Capital Facility;
(iv) the incurrence by the Company or any of its Subsidiaries of intercompany Indebtedness between or among the Company and any of its Subsidiaries; (v) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms (including any additional Notes of like tenor and maturity, bearing the same interest rate as the Notes), and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of the definition thereof; (vi) Indebtedness issued to or borrowed from Elan Pharma International Limited or an Affiliate thereof by the Company in consideration of the elimination of the royalty provisions of the Midrin Asset and Inventory Purchase Agreement dated as of June 29, 2001 among the Company, Elan Pharma International Limited and Elan Pharmaceuticals, Inc. in an aggregate principal amount not to exceed $1.5 million, so long as the Company fulfills its obligations under that certain letter agreement dated the date hereof between the Company and the initial purchasers of the Notes; and (vii) the incurrence by the Company or any of its Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any one time outstanding, not to exceed $500,000.

          "Permitted Working Capital Facility" means a revolving credit facility of the Company secured by inventory and receivables of the Company with an aggregate amount of Indebtedness permitted thereunder not to exceed $5,000,000 at any one time outstanding, including any amendment, extension or refinancing thereof secured by the same assets and not in excess of the same amount.

          "Person" shall mean and include an individual, corporation, partnership, trust or trustee thereof, estate or executor thereof, unincorporated organization or joint venture, court or governmental unit or any agency or subdivision thereof, or any other legally recognizable entity.

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                                      -12-

          "Preferred Stock Purchase Agreement" means the Preferred Stock Purchase Agreement dated as of June 25, 2001 by and between the Company and the purchasers named therein.

          "Pro Forma EBITDA" shall mean Actual EBITDA for any period after giving effect on a pro forma basis to any sale, lease or other disposition of assets (other than the sale of inventory in the ordinary course of the Company's and its Subsidiaries' business and other than the sale of obsolete assets having no or immaterial book value) (each an "Asset Sale") or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Subsidiaries (including any Person who becomes a Subsidiary as a result of the Asset Acquisition) incurring Acquired Indebtedness in accordance with the definition thereof and also including any Actual EBITDA (provided that such Actual EBITDA shall be included only to the extent includable pursuant to the definition of "Consolidated Net Income") attributable to the assets which are the subject of the Asset Acquisition or Sale during the period) occurring during the period or at any time subsequent to the last day of the period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) had occurred on the first day of the period. If such Person or any of its Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Subsidiary or such Person had directly incurred or otherwise assumed such guaranteed Indebtedness. For purposes of this definition, whenever pro forma effect is to be given to an Asset Sale or Asset Acquisition, the amount of income or earnings and any net cost savings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness incurred in connection therewith, the pro forma calculations shall be determined in accordance with Regulation S-X under the Securities Act and provided in reasonable written detail to the Holders.

          "Property" shall mean any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

          "Purchase Money Indebtedness" means any Indebtedness incurred in the ordinary course of business by a Person to finance the cost (including the cost of construction) of an item of Property, the principal amount of which Indebtedness does not exceed the sum of (i) 100% of such cost and (ii) reasonable fees and expenses of such Person incurred in connection therewith.

          "Redemption Date" when used with respect to any shares of Series A Preferred Stock means the date fixed for such redemption of such shares of Series A Preferred Stock pursuant to Section 8 hereof.

          "Redemption Notice" has the meaning specified in Section 8(C) hereof.

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                                      -13-

          "Sale and Leaseback Transaction" means any arrangement with any Person providing for the leasing by the Company or any Subsidiary of the Company of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Subsidiary to such Person in contemplation of such leasing.

          "SEC" means the United States Securities and Exchange Commission as constituted from time to time or any successor performing substantially the same functions.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Security Documents" means the Security Agreement and the Intercreditor Agreement relating to the security interest in the Collateral securing the Series A Preferred Stock.

          "Series A Preferred Stock" means the Senior Convertible Redeemable Preferred Stock, Series A, par value $.001 per share, of the Company.

          "Series A Preferred Stock Certificates" has the meaning specified in
Section 8 hereof.

          "Subsidiary" shall mean any corporation or other entity of which a Person owns, directly or indirectly, that number of shares of Voting Stock which has the power to elect a majority of the Board of Directors or other governing body.

          "Termination Event" shall mean (a) a "reportable event" (within the meaning of Section 4043(b) of ERISA) with respect to a Pension Plan (other than a "reportable event" as to which the PBGC has by regulation waived the thirty
(30) day notice requirement under Section 4043(a) of ERISA); provided, however, that a failure to meet the minimum funding standards of Section 412 of the IRC shall be a Termination Event regardless of the issuance of any waiver under
Section 412(d) of the IRC; (b) the withdrawal of the Company, any of its Subsidiaries or any ERISA Affiliate from a Pension Plan during a plan year in which it was a "substantial employer" (within the meaning of Section 4001(a)(2) of ERISA); (c) the complete or partial withdrawal of the Company, any of its Subsidiaries or any ERISA Affiliate from a Multiemployer Plan under Section 4201 or 4204 of ERISA; (d) the receipt by the Company, any of its Subsidiaries or any ERISA Affiliate of notice from a Multiemployer Plan that is in reorganization or insolvent under Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA; (e) the providing of a notice of intent to terminate a Pension Plan pursuant to Section 4041(a)(2) of ERISA or the treatment of a Pension Plan amendment as a termination under Section 4041(e) of ERISA; (f) the institution of proceedings by the PBGC to terminate a Pension Plan or the appointment of a trustee to administer any Pension Plan under
Section 4042 of ERISA; (g) the receipt by the Company, any of its Subsidiaries or any ERISA Affiliate of a notice from any Multiemployer Plan that any action described in clause (f) has been taken with respect to that Multiemployer Plan;

or (h) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.

          "Total Indebtedness" means, of any Person, as of the date of determination, all Indebtedness of such Person which, in accordance with GAAP, would be included as indebtedness on a consolidated balance sheet of such Person at such date. For the avoidance of doubt, the Series A Preferred Stock shall not be considered part of Total Indebtedness.

          "Total Leverage Ratio" means, as of the date of calculation (the "Transaction Date"), all then outstanding Total Indebtedness divided by Pro Forma EBITDA for the then most recently ended period of four consecutive fiscal quarters for which financial statements shall have been delivered to the holders of the Series A Preferred Stock.

          "Trading Day" shall mean a day on which the principal securities market for the Common Stock is open for general trading of securities.

          "Transaction" shall mean the Vaniqa Acquisition and the financing thereof.

          "UCC" means the Uniform Commercial Code as in effect in any applicable jurisdiction.

          "Vaniqa" shall mean VANIQA(R) (eflornithine) cream, 13.9%.

          "Vaniqa Acquisition" shall mean the acquisition by the Company of Vaniqa from Westwood-Squibb Colton Holdings Partnership, the Gillette Company and Bristol-Myers Squibb Company, for approximately $38.3 million.

          "Voting Stock" shall mean, with respect to any corporation or other Person, as the case may be, any shares of Capital Stock of any class or classes of such corporation or other Person, as the case may be, whose holders are entitled under ordinary circumstances to vote for the election of directors of such corporation or other Person, as the case may be, or persons performing similar functions (irrespective of whether or not at the time Capital Stock of the class or any other class or classes shall have or might have special voting power or rights by reason of the happening of any contingency).

          "Warrants" mean those certain Warrants to Purchase Common Stock issued pursuant to the Note Purchase Agreement.

          Unless otherwise specified or the context otherwise requires, all phrases used herein that have a specific meaning under GAAP shall have their meaning under GAAP.

          2. Designation. The series of preferred stock established hereby shall be designated the "Senior Convertible Redeemable Preferred Stock, Series A" (and shall be referred to herein as the "Series A Preferred Stock") and the authorized number of shares of Series A Preferred Stock shall be 13,000 shares.

          3.   Accreted Stated Value.

          Each share of Series A Preferred Stock will have a stated value of $1,000, which stated value will increase at an annual rate of accretion, calculated quarterly, equal to (i) ten percent (10%) of the Accreted Stated Value of each share of Series A Preferred Stock from the Issue Date until December 31, 2003, (ii) eleven and one-half percent (11.5%) of the Accreted Stated Value of each share from December 31, 2003 until June 30, 2004, and (iii) twelve and one-half percent (12.5%) of the Accreted Stated Value of each share from June 30, 2004 until June 30, 2006. The "Accreted Stated Value" of a share of Series A Preferred Stock shall equal its stated value, as accreted through the date of calculation.

          All numbers relating to calculation of Accreted Stated Value shall be subject to equitable adjustment in the event of any stock dividend, stock split, merger, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the capital structure of the Series A Preferred Stock.

          4. Ranking. The Series A Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank senior to all classes of Common Stock of the Company and to any other class or series of any class of preferred stock of the Company, whether now outstanding or issued hereafter. Other than the Notes and as permitted by Section 9(G) hereof, the Company shall not create any class or series of preferred stock or any debt securities ranking pari passu with or senior to the Series A Preferred Stock with respect to dividend rights and rights on liquidation, winding-up and dissolution without the approval of Holders of a majority of the outstanding shares of Series A Preferred Stock.

          5. Voting Rights. Except as required by the General Corporation Law of the State of Delaware and as provided in Sections 4 and 11 hereof, the Holders shall not be entitled to vote on any matter submitted to a vote of stockholders of the Company.

          6.   Conversion by Holders.

               (a) Each of the Holders shall have the right at any time prior to the Redemption Date to convert all or any part of its outstanding shares of Series A Preferred Stock together with accrued and unpaid dividends thereon into fully paid and non-assessable shares of Common Stock at a conversion rate equal to the Accreted Stated Value divided by the conversion price of $6.35 per share (the "Conversion Price"), which Conversion Price shall be subject to adjustment as provided in Section 6(e), (f), (g), (h), (i) and (j). The Company shall not be required to issue any fractional shares of Common Stock upon the conversion of the Series A Preferred Stock. If more than one share of the Series A Preferred Stock is surrendered for conversion at one time by the same holder, the number of full shares of Common Stock that shall be issued upon the conversion of Series A Preferred Stock shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock surrendered. If any interest in a fractional share of Common Stock would otherwise be deliverable upon the conversion of Series A Preferred Stock, the Company shall make adjustment for that fractional share interest by payment of an amount in cash equal to the same fraction of the Trading Price at that time of a full share of Common Stock of the Company.

               (b) The Company covenants that, during the period when conversion rights exist, the Company will at all times reserve from its authorized and unissued Common Stock a sufficient number of shares of Common Stock to permit conversion in full of the outstanding shares of Series A Preferred Stock at the Conversion Price from time to time in effect. The Company represents and warrants that upon issuance, such shares of Common Stock will be duly and validly issued, fully paid and non-assessable.

               (c) The Company agrees that its issuance of Series A Preferred Stock shall constitute full authority to its officers and agents who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of Series A Preferred Stock.

               (d) The right of each of the Holders to convert its shares of Series A Preferred Stock shall be exercised by delivering to the Company (i) a certificate or certificates for the shares of Series A Preferred Stock to be converted, duly endorsed or assigned in blank to the Company and (ii) a conversion notice stating that the Holder elects to convert such shares and stating the names and addresses in which the certificates for shares of Common Stock are to be issued (the "Notice of Conversion"). As soon as practicable after the conversion of Series A Preferred Stock and in any event within three Trading Days thereafter, the Company shall issue to the holder a certificate or certificates for the number of shares of Common Stock to which the holder is entitled. If the shares of Series A Preferred Stock represented by the certificates delivered to the Company are not converted in full, the Company shall deliver to the holder a new certificate for the shares of Series A Preferred Stock not converted.

               (e)  Adjustments to Conversion Price for Diluting Issues.

          (i) Special Definitions. For purposes of this subsection 6(e), the following definitions shall apply:

          (A) "Option" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities, excluding such rights, options or warrants issued to employees, directors or consultants of the Company as approved by the Board of Directors or pursuant to plans or arrangements approved by the Board of

Directors for the purpose of compensation or similar payment in connection with employment or services rendered to the Company or its Subsidiaries.

          (B) "Convertible Securities" shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock other than those described in subsection (A) above, excluding such evidences of indebtedness, shares or other securities issued to current or former employees, directors or consultants of the Company or any of its Subsidiaries as approved by the Board of Directors or pursuant to plans or arrangements approved by the Board for the purpose of compensation or similar payment in connection with employment or services rendered to the Company or its Subsidiaries.

          (C) "Trading Price" as of the date it is to be measured, means the closing price per share of the Common Stock on the principal securities market on which the Common Stock may at the time be listed or, if on such day the Common Stock is not so listed, the closing sales price per share on the Nasdaq National Market, or, if on such day the Common Stock is not quoted on the Nasdaq National Market, the average of the highest bid and lowest asked price on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 15 consecutive Trading Days consisting of the day as of which the current fair market value of a Common Share is being determined (or if such day is not a Trading Day, the Trading Day next preceding such day) and the 14 consecutive Trading Days prior to such day; provided, that for purposes of determining whether an adjustment is required pursuant to
Section 6(e)(iii) upon an underwritten public offering or private placement of Common Stock in which the purchasers receive registration rights (commonly referred to as a private investment in public equity) by the Company, Trading Price shall mean, as of the date it is to be measured, 90% of the closing price per share of the Common Stock on the principal securities market on which the Common Stock may at the time be listed or, if on such day the Common Stock is not so listed, the closing sales prices quoted on the Nasdaq National Market, or if on such day the Common Stock is not quoted on the Nasdaq National Market, the average of the highest bid and the lowest asked price on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each case averaged over a period of five consecutive Trading Days consisting of the day as of which the current fair market value of a share of Common Stock is being determined (which, in the case of an underwritten offering or private placement of Common Stock in which the purchasers receive registration rights (commonly referred to as a private investment in public equity), shall be the date of the underwriting agreement or share purchase agreement, as the case may be) and the four consecutive Trading Days prior to such day. If on the date for which current fair market value is to be determined the Common Stock is not listed on any securities exchange or quoted in the Nasdaq National Market or the over-the-counter market, the current fair market value of the Common Stock shall be the highest price per share which the Company could then obtain from a willing buyer (not a current employee or director) for Common Stock sold by the Company, from authorized but unissued shares, as determined in good faith by the Board of Directors of the Company, unless prior to such date the Company has become subject to a merger, acquisition or other consolidation pursuant to which the Company is not the surviving party, in which case the current fair market value of the Common Stock shall be deemed to be the value received by the holders of the Common Stock for each share thereof pursuant to the Company's acquisition.

          (D) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or, pursuant to subsection 6(e)(ii) below, deemed to be issued) by the Company after the Issue Date, other than shares of Common Stock, Options, Rights to Acquire Common Stock or Convertible Securities: (i) issued to employees, officers or directors of, or consultants or advisors to the Company or any of its subsidiaries, pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors of the Company for the purpose of compensation or similar payment in connection with employment or services rendered to the Company or its Subsidiaries and (ii) issued upon exercise of any Options, Rights to Acquire Common Stock or Convertible Securities outstanding on the date hereof.

          (E) "Rights to Acquire Common Stock" (or "Rights") shall mean all rights issued by the Company to acquire Common Stock whether by exercising of a warrant, option or similar call, or conversion of any existing instruments, in either case for consideration fixed, in amount or by formula, as of the date of issuance, excluding rights issued pursuant to any shareholder rights plan of the Company, such rights issued to current or former employees, directors or consultants of the Company as approved by the Board of Directors or pursuant to plans or arrangements approved by the Board of Directors for the purpose of compensation or similar payment in connection with employment or services rendered to the Company or its Subsidiaries.

          (ii) Issuance of Securities Deemed Issuance of Additional Shares of Common Stock. If the Company at any time or from time to time after the Issue Date issues any Options or Convertible Securities or Rights to Acquire Common Stock, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or Rights to Acquire Common Stock or, in the case of Convertible Securities, issuable upon the conversion or exchange of such Convertible Securities, in each case, on the date of their issuance, shall be deemed to be the number of Additional Shares of Common Stock issued as of the time of such issue; provided, however, that in any such case:

          (A) no further adjustment in the Conversion Price shall be made upon the subsequent issuance of shares of Common Stock upon the exercise of such Options or

     Rights to Acquire Common Stock or upon the conversion or exchange of such Convertible Securities;

          (B) upon the expiration or termination of any unexercised Option, Right to Acquire Common Stock or Convertible Security (in each case, in whole or in part), the Conversion Price shall be adjusted immediately to reflect the applicable Conversion Price which would have been in effect had such Option, Right to Acquire Common Stock or Convertible Security (to the extent outstanding immediately prior to such expiration or termination) never been issued;

          (C) if with respect to any Option, Right to Acquire Common Stock or Convertible Security, there shall have been an increase or decrease, with the passage of time or otherwise, in the consideration (determined pursuant to subsection 6(e)(iv) below) payable upon the exercise, conversion or exchange thereof, then the Conversion Price then in effect shall be readjusted by (x) treating the Additional Shares of Common Stock, if any, actually issued or issuable pursuant to the previous exercise of such Option, Right to Acquire Common Stock or Convertible Security as having been issued or issuable for the consideration actually received and receivable therefor and (y) treating any Option, Right to Acquire Common Stock or Convertible Security which remains outstanding as being subject to exercise, conversion or exchange on the basis of such revised consideration payable as shall be in effect at such time; and

          (D) in the event of any change in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any Option, Right or Convertible Security, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Price then in effect shall forthwith be readjusted to such Conversion Price as would have been obtained had the Conversion Price adjustment that was originally made upon the issuance of such Option, Right to Acquire Common Stock or Convertible Security which were not exercised, converted or exchanged prior to such change been made upon the basis of such change, but no further adjustment shall be made for the actual issuance of Common Stock upon the exercise or conversion of any such Option, Right to Acquire Common Stock or Convertible Security.

          (iii) Adjustment of Conversion Price upon Issuance of Additional Shares of Common Stock. If the Company shall at any time after the Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to subsection 6(e)(ii), but excluding shares issued as a dividend or distribution as provided in subsection 6(g) or upon a stock split or combination as provided in subsection 6(f)), without consideration or for consideration per share of less than the Trading Price, then and in such event, the Conversion Price shall be reduced, concurrently with such issuance, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price then in effect by a fraction, the numerator of which shall be the sum of (A) the number of shares of

Common Stock outstanding, on a Fully Diluted basis, immediately prior to such issuance plus (B) the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of Additional Shares of Common Stock so issued or deemed to be issued would purchase at the Trading Price, and the denominator of which shall be the sum of (1) the number of shares of Common Stock outstanding, on a Fully Diluted basis, immediately prior to such issuance plus (2) the number of such Additional Shares of Common Stock so issued or deemed to be issued.

          Notwithstanding the foregoing, the applicable Conversion Price shall not be reduced if the amount of such reduction would be an amount less than $.01, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $.01 or more.

          (iv) Determination of Value of Consideration. For purposes of this subsection 6(e), the value of the consideration received by the Company for the issuance of any Additional Shares of Common Stock shall be computed as follows:

          (A)    Cash and Property.  Such consideration shall:

                 (1) insofar as it consists of cash, be computed as the aggregate of cash received by the Company;

                 (2) insofar as it consists of property other than cash (subject to subsection (3) below), be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors;

                 (3) insofar as it consists of securities, be computed as follows: the closing price per share of such securities on the principal securities market on which such securities may at the time be listed or, if on such day such securities are not so listed, the closing sales price per share on the Nasdaq National Market, or, if on such day such securities are not quoted on the Nasdaq National Market, the average of the highest bid and lowest asked price on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 15 consecutive Trading Days consisting of the day as of which the current fair market value of such securities is being determined (or if such day is not a Trading Day, the Trading Day next preceding such day) and the 14 consecutive Trading Days prior to such day. If on the date for which current fair market value is to be determined such securities are not listed on any securities exchange or quoted on the Nasdaq National Market or the over-the-counter market, the current fair market value of such securities shall be the highest price per share which the Company could then obtain from a willing buyer (not a current employee or director) for such securities sold by the Company, from authorized but unissued shares, as determined in good faith by the Board of Directors of the Company, unless prior to such date the Company has become subject to a merger, acquisition or other consolidation pursuant to which the Company is not the surviving party, in which case the current fair market value of such securities shall be deemed to be the value received by the holders of such securities for each share thereof pursuant to the Company's acquisition; and

               (4) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in subsections (1) through (3) above, as determined in good faith by the Board of Directors.

          (B) Options, Rights and Convertible Securities. The consideration per share received by the Company for Additional Shares of Common Stock deemed to have been issued pursuant to subsection 6(e)(ii), relating to Options, Rights to Acquire Common Stock and Convertible Securities, shall be determined by dividing:

               (1) the total amount, if any, received or receivable by the Company as consideration for the issuance of such Options, Rights or Convertible Securities, plus the aggregate amount of additional consideration expected to be payable to the Company (as determined in good faith by the Board of Directors) upon the exercise of such Options or Rights to Acquire Common Stock or upon the conversion or exchange of such Convertible Securities, by

               (2) the maximum number of shares of Common Stock issuable upon the exercise of such Options or Rights to Acquire Common Stock or upon the conversion or exchange of such Convertible Securities.

               (f) Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased. If the Company shall at any time or from time to time after the Issue Date combine the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this section shall become effective at the time the subdivision or combination becomes effective.

               (g) Adjustment for Certain Dividends and Distributions. In the event the Company at any time or from time to time after the Issue Date shall make or issue a dividend or other distribution payable in Additional Shares of Common Stock, then and in each such event the Conversion Price then in effect shall be decreased as of the time of such issuance, multiplying such Conversion Price by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding on a Fully Diluted basis, immediately prior to such issuance and the denominator of which shall be the total number of shares of Common Stock outstanding, on a Fully Diluted basis, immediately prior to such issuance plus the number of such Additional Shares of Common Stock issued in payment of such dividend or distribution; provided that no such adjustment shall be made if the Holders receive such dividend or distribution. For purposes of this subsection
(g), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company. The Company will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company.

               (h) Adjustments for Other Dividends and Distributions. In the event the Company at any time, or from time to time, after the Issue Date shall make or issue a dividend or other distribution payable in securities of the Company (other than shares of Common Stock) or other assets or properties, then, and in each such event, provision shall be made so that the holders of shares of the Series A Preferred Stock (whether then outstanding or thereafter issued) shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Company or such other assets or properties that they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities receivable by them as aforesaid during such period giving application to all adjustments called for during such period, under this section with respect to the rights of the holders of the Series A Preferred Stock; provided that no such provision or adjustment shall be made if the holders of the Series A Preferred Stock receive such dividend or distribution.

               (i) Adjustment for Reclassification, Exchange or Substitution. If the Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock and other securities and property, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares, stock dividend, merger, consolidation, asset sale or other transaction provided for elsewhere in this Section 6), then and in each such event the holder of each share of Series A Preferred Stock (whether then outstanding or thereafter issued) shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the number of shares of Common Stock into which all such shares of Series A Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In case of such change (other than a subdivision or combination of shares, stock dividend, merger, consolidation, asset sale or other transaction provided for elsewhere in this Section 6), appropriate adjustment will be made in the application of the provisions of this Section 6 with respect to the rights of the Holders after the capital reorganization, reclassification or other such change to the end that the provisions of this
Section 6 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Series A Preferred Stock) will be applicable after that event and be as nearly equivalent as practicable.

               (j) Reorganizations, Mergers, Consolidations or Asset Sales. If at any time after the Issue Date there is a merger, consolidation, recapitalization, sale of all or substantially all of the Company's assets, reorganization or other business combination transaction, in each case involving the Common Stock (collectively, a "Capital Reorganization") (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares or other transaction provided for elsewhere in this
Section 6), as part of such Capital Reorganization, provision will be made so that the Holders (whether then outstanding or thereafter issued) will thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such Capital Reorganization, subject to adjustment in respect to such stock or securities by the terms thereof. In case of any such Capital Reorganization (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares or other transaction provided for elsewhere in this Section 6), appropriate adjustment will be made in the application of the provisions of this Section 6 with respect to the rights of the Holders after the Capital Reorganization to the end that the provisions of this Section 6 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Series A Preferred Stock) will be applicable after that event and be as nearly equivalent as practicable. In the event that the Company is not the surviving entity of any such Capital Reorganization, and in the event that such Capital Reorganization does not result in the purchase of all of the Series A Preferred Stock pursuant to Section 9(E) hereof or the Series A Preferred Stock converting pursuant to
Section 7(b) hereof, each share of Series A Preferred Stock shall become shares of preferred stock of such surviving entity, with the same powers, rights and preferences as provided herein.

               (k) No Effect on Accretion. Nothing in this Section 6 shall affect the continued Accreted Stated Value on the Series A Preferred Stock or the Company's obligations under Section 3 in accordance with the terms of this Certificate of Designation.

               (l) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 6, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish by certified or registered mail to each Holder, if any, of Series A Preferred Stock outstanding at such Holder's address shown in the Company's registry, a certificate setting forth such adjustment or readjustment and showing in reasonable detail the facts upon which such adjustment or readjustment is based and shall file a copy of such certificate with its corporate records. Any objection to such computation contained in any such certificate shall be made in writing and shall be sent by mail to the Company at 12220 El Camino Real, Suite 400, San Diego, California 92130, or such other address as shall be set forth in the certificate containing such computation, within 10 Business Days of receipt of such computation by the applicable holder or shall otherwise be deemed to be waived; provided that no such waiver shall take effect if all relevant information required to make a complete evaluation of the computation was not provided in the notice. The Company shall also, upon the reasonable written request of any Holder, furnish or cause to be furnished to such Holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Series A Preferred Stock. Despite such adjustment or readjustment, the form of each or all Series A Preferred Stock certificates, if the same shall reflect the initial or any subsequent Conversion Price, need not be changed in order for the adjustments or readjustments to be valid in accordance with the provisions of this Certificate of Designation, which shall control.

               (m) Transfer Taxes. The Company shall pay any and all documentary, stamp, issue or transfer taxes, and any other similar taxes payable in respect of the issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock pursuant hereto; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the holder of the shares of Series A Preferred Stock to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such tax or has established, to the reasonable satisfaction of the Company, that such tax has been paid.

               (n) Definition of Common Stock. For purposes of this Section 6, "Common Stock" includes any stock of any class of the Company which has no stated preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company and which is not by its terms subject to redemption by the Company. However, subject to the provisions of subsections 6(i) and 6(j), shares issuable on conversion of shares of the Series A Preferred Stock shall include only shares of the class designated as Common Stock of the Company on the Issue Date, subject to adjustment in accordance with subsections 6(e) through 6(j) above; provided that, if at any time there shall be more than one resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

               (o) No Adjustment Less Than Par Value. No adjustment in the Conversion Price shall reduce the Conversion Price below the then par value of the Common Stock.

               (p) Limitations on Issuances. Notwithstanding anything to the contrary contained herein, in no event shall the Company be required by the provisions hereof to issue shares of Common Stock upon conversion of shares of Series A Preferred Stock in an amount which, when taken together with the aggregate number of shares of Common Stock that would then be issuable upon conversion of all outstanding shares of Series A Preferred Stock and upon exercise of any Warrant, together with any shares of Common Stock previously issued upon conversion of shares of Series A Preferred Stock or exercise of any Warrant, would exceed 19.9% of the number of shares of Common Stock outstanding on the Issue Date (the "Issuable Maximum"), unless Shareholder Approval (as defined below) has been obtained. In the event the Company is prohibited by operation of the immediately preceding sentence from issuing any shares of Common Stock upon conversion of shares of Series A Preferred Stock, then (i) accretion of stated value of the Series A Preferred Stock shall, from that time forward (subject to the next sentence of this Section 6(p)), cease and (ii) the Company shall pay, and the Holders of outstanding shares of Series A Preferred Stock shall be entitled to receive, from that time forward (subject to the next sentence of this Section 6(p)), cumulative dividends, in cash, out of funds legally available therefor, on each share of Series A Preferred Stock at an annual rate equal to the rate that would otherwise apply at that time and from time to time thereafter to the accretion of stated value of the Series A Preferred Stock pursuant to Section 3. At such time, if any, that the Shareholder Approval has been obtained, the Company's obligation to pay such cash dividends shall cease and the accretion of stated value of the Series A Preferred Stock shall recommence, taking into account any cash dividends paid. Such cash dividends shall commence payment on the first March 31, June 30, September 30 or December 31 after the Company's obligations to pay cash dividends under this section first commence (the "Dividend Payment Dates"), unless such day is not a business day, in which case the relevant Dividend Payment Date shall be the immediately succeeding Business Day. Except as provided above or in Section 11 below, the Holders shall not be entitled to receive any dividends on the Series A Preferred Stock.

          "Shareholder Approval" means the approval by a majority of the total votes cast on the proposal, in person or by proxy, at a meeting of the shareholders of the Company held in accordance with the Company's by-laws, of the issuance by the Company of shares of Common Stock exceeding the Issuable Maximum as a consequence of the conversion of shares of Series A Preferred Stock into shares of Common Stock or the exercise of the Warrants for shares of Common Stock at a price less than the greater of the book or market value on the Issue Date as and to the extent required pursuant to Rule 4350(i) of the Nasdaq Stock Market, as applicable.

          7.   Conversion by the Company.

               (a) The Series A Preferred Stock may be converted, at the option of the Company, into Common Stock at any time after the last reported sale price for the shares of Common Stock on the Nasdaq National Market or other principal stock exchange on which the Common Stock may then be listed as reported by Bloomberg (the "Closing Price") has exceeded three times the Conversion Price, as adjusted by Section 6 (the "Threshold Price"), for 30 consecutive Trading Days; provided that the Closing Price remains above the Threshold Price through the Conversion Date. The Company shall send a written notice of conversion (the "Conversion Notice") by overnight courier or certified mail, postage prepaid and return receipt requested, not fewer than 15 days nor more than 60 days prior to the applicable conversion date to each Holder as of the record date fixed for such conversion of Series A Preferred Stock at such Holder's address as the same appears on the stock books of the Company; provided, however, that no failure to give such notice to any Holder or Holders nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Series A Preferred Stock to be converted except as to the Holder or Holders to whom the Company has failed to give said notice or except as to the Holder or Holders whose notice was defective.

               (b) The Series A Preferred Stock may be converted, at the option of the Company, upon the completion of a merger or acquisition that constitutes a Change in Control, into the securities received by the holders of the Company's Common Stock in such merger or acquisition, if any (the "Merger Consideration"), or cash or a combination of the two, at the Company's option, so long as the value of the aggregate consideration paid to the Holders is at least equal to the product of the Threshold Price times the number of shares of Common Stock into which the Series A Preferred Stock is then convertible at the Conversion Price, and provided, that the percentage of the total consideration received by the Holders represented by the aggregate amount of non-cash consideration received by the Holders shall in no event be greater than the percentage of the total consideration received by the other recipients of consideration in such merger or acquisition represented by non-cash consideration received by such other recipients. The value of such consideration shall be computed as follows:

               (1) insofar as it consists of cash, as the aggregate of cash received;

               (2) insofar as it consists of property other than cash (subject to subsection (3) below), at the fair market value thereof at the time of issuance;

               (3) insofar as it consists of securities, as follows: the closing price per share of such securities on the principal securities market on which such securities may at the time be listed or, if on such day such securities are not so listed, the closing sales prices quoted on the Nasdaq National Market or, if on such day such securities are not quoted on the Nasdaq National Market, the average of the highest bid and lowest asked price on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of fifteen consecutive Trading Days consisting of the day as of which the current fair market value of such securities is being determined (or if such day is not a Trading Day, the Trading Day next preceding such day) and the fourteen consecutive Trading Days prior to such day. If on the date for which current fair market value is to be determined such securities are not listed on any securities exchange or quoted in the Nasdaq System or the over-the-counter market, the current fair market value of such securities shall be the highest price per share which the Company could then obtain from a willing buyer (not a current employee or director) for such securities sold by the Company, from authorized but unissued shares, as determined in good faith by the Board of Directors of the Company, unless prior to such date the Company has become subject to a merger, acquisition or other consolidation pursuant to which the Company is not the surviving party, in which case the current fair market value of such securities shall be deemed to be the value received by the holders of such securities for each share thereof pursuant to the Company's acquisition. Notwithstanding and without limiting the foregoing, the value of any Merger Consideration shall be determined after giving full consideration to the transferability and liquidity thereof, as well as the facts and circumstances that can affect liquidity, and to the then existing investment policies of the Purchasers who are the intended recipients of the Merger Consideration.

     The Company shall send a Conversion Notice by overnight courier or certified mail, postage prepaid and return receipt requested, not fewer than 15 days nor more than 60 days prior to the applicable conversion date to each Holder as of the record date fixed for such conversion of Series A Preferred Stock at such Holder's address as the same appears on the stock books of the Company; provided, however, that no failure to give such notice to any Holder or Holders nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Series A Preferred Stock to be converted except as to the Holder or Holders to whom the Company has failed to give said notice or except as to the Holder or Holders whose notice was defective. In the event any Purchaser disagrees with the determination of the value of the Merger Consideration proposed by the Company in a Conversion Notice in writing prior to the proposed conversion date, then the Purchasers shall have the right to require the Company to retain an independent financial advisor that is not an Affiliate of the Company or the other party or parties to the merger or acquisition at issue and is not otherwise engaged or involved in the merger or acquisition at issue, at the Company's expense, to conduct a valuation of the Merger Consideration using generally accepted financial valuation methods and taking into consideration the factors described in the last sentence of the preceding paragraph. Once such independent valuation has been requested by the Purchasers, no such conversion shall take place using any valuation less than the greater of the value originally proposed by the Company in the Conversion Notice and the value determined by the independent advisor.

          8.   Redemption.

          (A) Optional Redemption. The Series A Preferred Stock may be redeemed (subject to contractual and other restrictions with respect thereto and the legal availability of funds therefor) at the option of the Company in whole or, from time to time, in part, in the manner provided in Section 8(C) hereof at any time after the Closing Price has exceeded the

Threshold Price for 30 consecutive Trading Days at a redemption price equal to 100% of the Liquidation Preference of the Series A Preferred Stock so redeemed, payable in cash to the Redemption Date; provided that the Closing Price remains above the Threshold Price up to and until the Redemption Date.

          (B) Mandatory Redemption. The Company shall be obligated to redeem all outstanding shares of Series A Preferred Stock on June 30, 2006 at a redemption price equal to 100% of the Liquidation Preference thereof, payable in cash to the Redemption Date.

          (C)  Procedure for Redemption.

          (i)  In the event of a redemption of less than all of the Series A

Preferred Stock, the shares so redeemed will be determined by the Company pro rata according to the number of shares held by each Holder.

          (ii) The Company shall send a written notice of redemption (the "Redemption Notice") by overnight courier or certified mail, postage prepaid and return receipt requested, not fewer than fifteen (15) days nor more than sixty
(60) days prior to the applicable Redemption Date to each Holder as of the record date fixed for such redemption of Series A Preferred Stock at such Holder's address as the same appears on the stock books of the Company; provided, however, that no failure to give such notice to any Holder or Holders nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Series A Preferred Stock to be redeemed except as to the Holder or Holders to whom the Company has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Redemption Notice shall state:

          (A) whether all or less than all the outstanding shares of Series A Preferred Stock are to be redeemed and the total number of shares of Series A Preferred Stock being redeemed;

          (B) the number of shares of Series A Preferred Stock held of record by that specific Holder that the Company intends to redeem;

          (C)  the applicable Redemption Date;

          (D) the manner and place or places at which payment for the shares called for redemption will, upon presentation and surrender to the Company of the certificates evidencing the shares of Series A Preferred Stock (the "Series A Preferred Stock Certificates") being redeemed, be made; and

          (E) that dividends on the shares of Series A Preferred Stock being redeemed shall cease to accrue on the applicable Redemption Date.

          (iii) On the applicable Redemption Date, the full applicable redemption price shall become payable for the shares of Series A Preferred Stock being redeemed on the applicable Redemption Date. As a condition of payment of the applicable redemption price, each Holder of Series A Preferred Stock must surrender a Series A Preferred Stock Certificate or Certificates representing the shares of Series A Preferred Stock being redeemed by the Company in the manner and at the place designated in the applicable Redemption Notice. The full applicable redemption price for such shares properly tendered for payment shall be paid to the person whose name appears on such certificate or certificates as the owner thereof, on and after the applicable Redemption Date when and as certificates for the shares being redeemed are properly tendered for payment. Each surrendered Series A Preferred Stock Certificate shall be cancelled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

          (iv) On the applicable Redemption Date, unless the Company defaults in the payment of the applicable redemption price, dividends will cease to accrue with respect to the shares of Series A Preferred Stock called for redemption. All rights of Holders of such redeemed shares will terminate except for the right to receive the applicable redemption price.

          9.     Covenants.

          (A) Books, Financial Statements and Reports. The Company shall at all times maintain and shall cause its Subsidiaries to at all times maintain materially complete and accurate books of accounts and records. The Company shall maintain and shall cause its Subsidiaries to maintain a standard system of accounting and will furnish the following statements and reports to each Holder of the Series A Preferred Stock at the Company's expense:

          (i) (A) No later than 90 days after the end of each Fiscal Year, audited consolidated financial statements of the Company, together with all notes thereto, prepared in reasonable detail in accordance with GAAP, together with an opinion, based on an audit using United States generally accepted auditing standards, by independent certified public accountants of national reputation selected by the Company, stating that such financial statements have been so prepared. The consolidated financial statements of the Company shall contain a balance sheet as of the end of such Fiscal Year and a statement of operations, cash flows and stockholders' equity for such Fiscal Year, each setting forth in comparative form the corresponding figures for the preceding Fiscal Year. (B) No later than 90 days following the first day of each Fiscal Year of the Company, a budget prepared by the Company for each of the four quarters of such Fiscal Year prepared in the same level of detail as prepared for and delivered to the Company's Board of Directors for the Company and its Subsidiaries, accompanied by a statement of the Chief Financial Officer of the Company to the effect that the budget is a reasonable estimate for the period covered thereby.

          (ii) No later than 45 days after the end of each of the first three Fiscal Quarters of the Company's Fiscal Year, the Company's unaudited consolidated balance sheet as of the end of such Fiscal Quarter and an unaudited consolidated statement of operations and cash flows for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case, in comparative form, figures for the corresponding periods in the preceding Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, subject to changes resulting from normal or recurring year-end adjustments.

          (iii) No later than 30 days after the end of each calendar month, the Company's unaudited consolidated interim balance sheet as of the end of such month and the related unaudited consolidated interim statements of operations and cash flows for such one-month period and the portion of the Fiscal Year through the end of such month, setting forth in each case, in comparative form, figures for the corresponding fiscal periods in the preceding Fiscal Year (subject to normal year-end audit adjustments and the absence of footnote disclosure).

          (iv) The Company will (A) together with each set of financial statements furnished under subsection (i) of this section, furnish a certificate signed by the firm auditing such financial statements containing a statement to the effect that such firm has examined Section 9 of this Certificate of Designation and that in the course of their examination they did not become aware of any noncompliance with such section, or any event which upon notice or lapse of time or both would constitute noncompliance (or, if such an event has occurred, a statement explaining its nature and extent); provided, however, that in issuing such statement, such firm shall not be required to exceed the scope of normal auditing procedures conducted in connection with their opinion referred to above; and (B) together with each set of financial statements furnished under subsections (i) and (ii) of this Section, furnish a certificate signed by the Chief Financial Officer of the Company containing calculations showing compliance (or non-compliance) at the end of such Fiscal Year or Fiscal Quarter, as the case may be, with the requirements of 9(F), 9(G), and 9(H) and stating that such financial statements fairly present the financial condition of the Company and its consolidated Subsidiaries, that the signatory has reviewed the Documents and that no event of noncompliance exists at the end of such Fiscal Year or Fiscal Quarter, as the case may be, or at the time of such certificate or specifying the nature and period of existence of any such noncompliance.

          (v) For so long as the Company is required to make filings with the Securities and Exchange Commission pursuant to Sections 13 and 15(d) of the Exchange Act, so long as any of the shares of the Series A Preferred Stock are outstanding, the Company shall furnish to each Holder the annual reports, quarterly reports, current reports, proxy statements and other documents that the Company has filed with the

         Securities and Exchange Commission pursuant to Sections 13 and 15(d) of the Exchange Act, such documents to be furnished to each Holder within 15 days of the respective dates by which the Company has filed such documents (unless an earlier time is specified herein).

                  (B) Other Information and Inspections. The Company shall, and shall cause its Subsidiaries to, furnish to each Holder any information which such holder may from time to time reasonably request concerning any covenant, provision or condition of the Documents or any matter in connection with the Company's, or any of its Subsidiaries', business and operations. During normal business hours, upon reasonable notice, and without undue interruption of the Company's and its Subsidiaries' business, the Company shall, and shall cause its Subsidiaries to, permit representatives of each Holder or group of Holders of a combination of at least $5,000,000 in (i) principal amount of the Notes and
(ii) Accreted Stated Value of Series A Preferred Stock (each such holder or group "Significant Holders"), including each Significant Holder's independent accountants, agents, attorneys, appraisers and any other representatives, to visit and inspect any of the Company's, or such Subsidiary's, Property, including its books of account, other books and records, and any facilities or other business assets; provided, that no individual Holder shall be permitted such inspection rights in the event such Holder does not hold at least $2,500,000 in a combination of Accreted Stated Value of the Series A Preferred Stock and principal amount of the Notes. The inspections in accordance with the preceding sentence shall be limited to no more than four times each calendar year for each Holder. The out-of-pocket costs and expenses of the first inspection by each Holder shall be borne by the Company, except to the extent such cost and expenses of all Holders and the holders of the Notes exceed $50,000 per year, and all out-of-pocket expenses of the remaining three inspections per year shall be borne by the relevant Holders; provided, however, that during any period in which an Event of Default has occurred and is continuing, the number of inspections shall not be limited, and the reasonable, documented out-of-pocket costs and expenses of the inspections during the period in which an Event of Default has occurred and is continuing shall be borne by the Company. The representatives of the Holders who conduct any inspections shall execute a confidentiality agreement reasonably acceptable to the Company. In connection with any such inspections, the Company shall, and shall cause its Subsidiaries to, permit the Holders or representatives of the Holders to investigate and verify the accuracy of the information furnished to the Holders in connection with the Documents and to discuss all such matters with its officers, employees and representatives. Each Holder agrees that it shall keep confidential any proprietary information given to it by the Company or any of its Subsidiaries; provided, however, that this restriction shall not apply to information which (i) has at the time in question entered the public domain other than by reason of breach of this provision by any Holder, (ii) is required to be disclosed by law or by any order, rule or regulation of any court or governmental agency, or authority, (iii) is disclosed to any Affiliates, auditors, attorneys or agents of the Holders so long as the Holders request that such Person or Persons keep such information confidential in accordance with the terms of the confidentiality provisions of this Section 9(B), or (iv) is furnished to purchasers or prospective purchasers of the Notes; provided, that such purchasers or prospective purchasers shall be apprised of the confidential nature of such information and shall agree with the Company to hold such information confidential in accordance with the terms of the confidentiality provisions of this Section 9(B). With respect to clause (ii) of the preceding sentence, the Holder proposing to disclose such information shall promptly notify the Company and shall use commercially reasonable efforts to obtain or provide the Company with the opportunity to obtain confidential treatment of such information by the court, governmental agency, authority or other disclosure.

                  (C) Notice of Material Events. The Company shall, and shall cause its Subsidiaries to, promptly notify the Holders (i) of the existence of any Lien (other than Liens permitted under Section 6F of the Note Purchase Agreement) on the Company's or such Subsidiary's property or an event or condition that could reasonably be expected to result in a Material Adverse Effect, (ii) of the occurrence of any noncompliance with this Certificate of Designation or any of the other Documents, (iii) of the default in payment on, or the acceleration of the maturity of, any Debt owed by the Company or any of its Subsidiaries or of any other default by the Company or any of its Subsidiaries under any indenture, mortgage, agreement, contract or other instrument to which any of them is a party or by which any of them or any of their Properties is bound if such other default could reasonably be expected to have a Material Adverse Effect, (iv) of any claim asserted against the Company or any of its Subsidiaries or with respect to the Company's or any of its Subsidiaries' Properties that could reasonably be expected to have a Material Adverse Effect, (v) of the filing of any suit or proceeding against the Company or any of its Subsidiaries in which an adverse decision could reasonably be expected to have a Material Adverse Effect and (vi) of the occurrence of any (a) Termination Event; (b) "prohibited transaction" (within the meaning of Section 4975 of the IRC or Section 406 of ERISA), other than one to which an exemption applies; (c) failure to make a timely contribution to any Pension Plan, if such failure has given rise to a Lien under Section 412(n) of the IRC; or (d) actual, asserted or alleged violation of ERISA, the IRC or comparable provision of applicable foreign law that, with respect to any of the events set forth in the foregoing subsections (a) through (d), could reasonably be expected to result in a material tax, penalty or other material adverse consequence to the Company, any of its Subsidiaries or any ERISA Affiliate in connection with any Pension Plan, and shall provide a written notice specifying the nature thereof, what action the Company is taking or proposes to take with respect thereto, and, when known, any action taken by the IRS, the U.S. Department of Labor, the PBGC, any foreign governmental entity or any other Person with respect thereto. Upon the occurrence of any of the foregoing, the Company shall, and shall cause its Subsidiaries to, take all reasonably necessary or appropriate steps to remedy promptly any such material event or default, to protect against any such adverse claim, to defend any such suit or proceeding, and to resolve all controversies on account of any of the foregoing.

                  (D) Evidence of Compliance. The Company shall furnish to each Holder at the Company's expense (i) within 45 days after the end of each of the first three Fiscal Quarters of any Fiscal Year and within 90 days after the end of each Fiscal Year, a certificate signed by the Chairman of the Board, the President or the Chief Financial Officer of the Company and (ii) all evidence that any Holder from time to time reasonably requests, in each case, as to the accuracy and validity of or compliance with all representations, warranties and covenants made by the Company in the Documents, the satisfaction of all conditions contained therein and all other matters pertaining thereto, except to the extent any of the foregoing matters are covered by another compliance provision contained herein.

                  (E) Change in Control.

                  (a) In the event of any Change in Control, Holders shall have the right, at their option, to require the Company to purchase all or any portion of the Series A Preferred Stock on the date (the "Change in Control Payment Date") which is 20 Business Days after the date the Change in Control Notice (as defined below) is required to be mailed (or such later date as is required by applicable law) at a purchase price equal to 108% of the Accreted Stated Value thereof to the Change in Control Payment Date.

                  (b) The Company shall send all Holders, within five Business Days after the occurrence of any Change in Control, a notice of the occurrence of such Change in Control (the "Change in Control Notice"); provided that the foregoing five Business Day period will be extended by 120 days in the event of Mr. Calesa's death prior to the earlier of (i) 60 days after the Date of Closing or (ii) the date on which the Company is first in compliance with Paragraph 5P of the Note Purchase Agreement.

                  Each Change in Control Notice shall state:

                  (1) the Change in Control Payment Date;

                  (2) the date by which the right to have Series A Preferred Stock purchased must be exercised;

                  (3) that such right is conditioned on receipt of notice from the Holders;

                  (4) the purchase price, if the right to have Series A Preferred Stock purchased is exercised;

                  (5) a description of the procedure which the Holders of Series A Preferred Stock must follow to exercise the right to have Series A Preferred Stock purchased;

                  (6) that the purchase is being made pursuant to this Section 9(E);

                  (7) that the stated value of any shares of Series A Preferred Stock not tendered will continue to accrete; and

                  (8) that, unless the Company defaults in making payment therefor, the stated value of any share of Series A Preferred Stock accepted for purchase shall cease to accrete after the Change in Control Payment Date.

                  No failure of the Company to give the foregoing notice shall limit any Holder's right to exercise a right to have Series A Preferred Stock purchased.

                  The Company shall not be required to purchase all or any portion of the Series A Preferred Stock under subsection (a) of this Section 9(E) if a third party offers to purchase the Series A Preferred Stock in the manner, at the time and otherwise in compliance with the requirements set forth in this Section 9(E) and purchases all Series A Preferred Stock or portions thereof validly tendered and not withdrawn under this Section 9(E).

                  (F) Excess Cash Flow. (a) If the Company has Excess Cash Flow for any fiscal the period commencing on the Issue Date and ending December 31, 2002 or for any fiscal year thereafter, the Company shall apply an amount equal to 75% of the Excess Cash Flow for such period or fiscal year:

                  (1) first, to make an offer to the holders of the Notes to purchase the Notes;

                  (2) second, to the extent of the balance of such percentage of Excess Cash Flow after application in accordance with subsection (a) above, to make an offer to the Holders to purchase Series A Preferred Stock pursuant to and subject to the conditions contained herein (an "Excess Cash Flow Offer"); and

                  (3) third, to the extent of the balance of such percentage of Excess Cash Flow after application in accordance with subsections (1) and (2) above, to any other application or use not prohibited herein.

                  (b) In the event of the occurrence of an Excess Cash Flow Offer, Holders shall have the right, at their option, to require the Company to purchase such portion of the Series A Preferred Stock on the date (the "Excess Cash Flow Payment Date") which is 20 Business Days after the date the Excess Cash Flow Notice (as defined below) is required to be mailed (or such later date as is required by applicable law) at a purchase price equal to 100% of the Accreted Stated Value thereof to the Excess Cash Flow Payment Date. The Company shall not be required to make an Excess Cash Flow Offer to purchase Series A Preferred Stock pursuant to this Section 9(F) if the Excess Cash Flow available therefor is less than $500,000 (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Excess Cash Flow in any subsequent fiscal year).

                  (c) The Company shall send all Holders, within five Business Days after the Excess Cash Flow Payment Date (as defined in the Note Purchase Agreement), a notice of the occurrence of such Excess Cash Flow (the "Excess Cash Flow Notice").

                  Each Excess Cash Flow Notice shall state:

                  (1) the Excess Cash Flow Payment Date;

                  (2) the date by which the right to have Series A Preferred Stock purchased must be exercised;

                  (3) that such right is conditioned on receipt of notice from the Holders;

                  (4) the purchase price, if the right to have Series A Preferred Stock purchased is exercised;

                  (5) a description of the procedure which the Holders must follow to exercise the right to have Series A Preferred Stock purchased;

                  (6) that the purchase is being made pursuant to this Section 9(F);

                  (7) that the stated value of any Series A Preferred Stock not tendered will continue to accrete; and

                  (8) that, unless the Company defaults in making payment therefor, the stated value of any Series A Preferred Stock accepted for purchase shall cease to accrete after the Excess Cash Flow Payment Date.

                  No failure of the Company to give the foregoing notice shall limit any holder's right to exercise a right to have Series A Preferred Stock purchased.

                  (G) Prohibition on Additional Indebtedness. So long as at least $5,000,000 in Accreted Stated Value of Series A Preferred Stock remains outstanding, the Company shall not, and shall not permit any of its Subsidiaries, to, directly or indirectly, create, assume, incur or otherwise be liable for (collectively, "incur") any Debt (including, without limitation, Acquired Indebtedness and Purchase Money Indebtedness) other than the Permitted Debt unless (a) no breach of any covenant contained herein shall have occurred and be continuing at the time or as a consequence of the incurrence of such Indebtedness, and (b) after giving effect to the incurrence of such Indebtedness and the receipt and application of the proceeds thereof, the Total Leverage Ratio of the Company is less than 3.0 to 1.

                  (H) Securities Offering Proceeds. The Company shall apply 100% of the Net Proceeds from the incurrence of Debt (other than Permitted Debt incurred after the Date of Closing and Debt incurred in compliance with Section 9(G)), whether by the Company or any of its Subsidiaries and 75% of the Net Proceeds of any offering of equity securities, whether in a public offering or private placement and whether by the Company or any of the Subsidiaries:

                  (1) first, to redeem the Notes;

                  (2) second, to the extent of the balance of such proceeds after application in accordance with subsection (1) above, to make an offer to the holders of the Series A Preferred Stock to purchase Series A Preferred Stock pursuant to and subject to the conditions contained herein (an "Offering Proceeds Offer"); and

                  (3) third, to the extent of the balance of such proceeds after application in accordance with subsections (1) and (2) above, to any other application or use not prohibited herein.

                  In the event of an Offering Proceeds Offer, the Company will be required to purchase Series A Preferred Stock tendered pursuant to an offer by the Company for the Series A Preferred Stock at a purchase price equal to 108% of the Liquidation Preference in accordance with the procedures (including prorating in the event of oversubscription) set forth herein. Excluded from the foregoing provisions of this subsection 9(H) will be (a) proceeds from any equity offering to the extent used (i) to acquire substantially all of the rights to Esclim under license as of the Issue Date, (ii) to refinance the senior secured note of the Company held by American Home Products Corporation or
(iii) to make a Permitted Acquisition. Also excluded from the foregoing mandatory redemption requirement for a period of six months following receipt thereof by the Company shall be up to $7.5 million of proceeds from one or more equity offerings yielding proceeds of less than $7.5 million, which proceeds shall promptly be deposited in a revolving escrow account to be used solely to either (a) before the six-month anniversary of the receipt of such proceeds by the Company, make a Permitted Acquisition, or (b) on or after such six-month anniversary, commence a mandatory redemption of the Notes in accordance with Paragraph 4B of the Note Purchase Agreement and thereafter an Offering Proceeds Offer as provided herein; provided, that the Holders shall have a perfected second priority security interest in all amounts held in such escrow account at all times while any amount is on deposit therein. The Company shall not be required to make an offer to purchase Series A Preferred Stock pursuant to this subsection 9(H) if the Net Proceeds available therefor are less than $500,000 (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Proceeds from any subsequent incurrences of Debt or offerings of equity securities).

                  In the event of an Offering Proceeds Offer, Holders shall have the right, at their option, to require the Company to purchase all or any portion of the Series A Preferred Stock on the date (the "Offering Proceeds Payment Date") which is 20 Business Days after the date the Offering Proceeds Notice (as defined below) is required to be mailed (or such later date as is required by applicable law).

                  The Company shall send all holders of the Series A Preferred Stock, within five Business Days after the consummation of such incurrence or offering, a notice of the consummation of such incurrence or offering (the "Offering Proceeds Notice").

                  Each Offering Proceeds Notice shall state:

                  (1) the Offering Proceeds Payment Date;

                  (2) the date by which the right to have Series A Preferred Stock purchased must be exercised;

                  (3) that such right is conditioned on receipt of notice from the Holders;

                  (4) the purchase price, if the right to have Series A Preferred Stock purchased is exercised;

                  (5) a description of the procedure which the Holders must follow to exercise the right to have Series A Preferred Stock purchased;

                  (6) that the purchase is being made pursuant to this Section 9(H);

                  (7) that the stated value of any shares of Series A Preferred Stock not tendered will continue to accrete; and

                  (8) that, unless the Company defaults in making payment therefor, the stated value of any share of Series A Preferred Stock accepted for purchase shall cease to accrete after the Offering Proceeds Payment Date.

                  No failure of the Company to give the foregoing notice shall limit any Holder's right to exercise a right to have Series A Preferred Stock purchased.

                  Notwithstanding the foregoing, the Company may seek the consent of the Holders to sell their shares in an Offering Proceeds Offer in advance of the incurrence of Debt or offering of securities giving rise to the Company's obligation to make such offer, provided that such incurrence or offering is consummated on the same terms as disclosed to the Holders, and if received, any such consent shall be effective for a period of not less than 45 days.

                  (I) Non-Voting Observer. For so long as shares of the Series A Preferred Stock or any Notes, with combined Accreted Stated Value and principal amount thereof in excess of 10% of the combined Accreted Stated Value and principal amount issued on the Date of Closing, remain outstanding, the holders of outstanding shares of Series A Preferred Stock and Notes shall be entitled to designate a non-voting observer (an "Observer") to the Board of Directors of the Company (which Observer shall be entitled to have expenses reimbursed by the Company as if such Observer were a director of the Company). The Observer shall be appointed by the holders of a majority of the aggregate Accreted Stated Value of Series A Preferred Stock and the aggregate principal amount of Notes, voting together as a single class. Any person designated as an Observer to the Board of Directors will, to the extent permissible under Delaware law, have the right (w) to notice of and to be present at all meetings of the Board of Directors and its committees and to receive all materials, notices, minutes, consents and forms of consents in lieu of meetings distributed to the Board of Directors generally or to members of its committees at or in connection with any such meeting or action by written consent in lieu of such meeting, (x) to have the same access to which directors are entitled under Delaware law to the books and records of, and information concerning the business and operations of, the Company and Board of Directors, (y) to be provided with copies of all notices, minutes, consents, forms of consents in lieu of meetings and all other materials provided to one or more of the directors of the Company (who are not officers or employees of the Company), and
(z) to have the same access to all information and materials, books and records and employees of the Company and of its Subsidiaries as may be given to any director of the Company (who is not an officer or employee of the Company); provided, however, that the rights granted to the Observer hereunder (including the right to receive all materials, notices, minutes, consents and forms of consents in lieu of meetings) shall be temporarily suspended if, in the reasonable opinion of the Board of Directors, the Observer's attendance at any such meeting or portion thereof (i) violates any law or Company policy regarding conflicts of interest with interested members of the Board of Directors as applied generally to meetings of the Board of Directors, or (ii) otherwise could violate the fiduciary duties of the Board of Directors or constitute a waiver of any attorney-client privilege that may exist in connection with such meeting or any portion thereof, as advised by outside counsel to the Company. The Board of Directors shall not hold informal meetings of the Board of Directors (unless the Observer is invited thereto) as a means designed to circumvent or having the effect of circumventing the intention that the holders of Notes and Series A Preferred Stock will have access to the Board of Directors and its committees as provided under this Certificate of Designation.

                  (J) Preemptive Rights. In the event that the Company seeks to sell privately placed, or any other newly issued Common Stock Equivalents ("New Issuance Securities"), each Holder of Series A Preferred Stock shall be entitled to acquire, at the proposed offering price of such New Issuance Securities, that number of New Issuance Securities equal to the aggregate number of New Issuance Securities proposed to be so offered multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock into which the Series A Preferred Stock held by such holder shall yield upon conversion if such Series A Preferred Stock were converted on the issue date of such New Issuance Securities and the denominator of which shall be the aggregate number of shares of Common Stock issued and outstanding of the Company on the issue date of such New Issuance Securities, on a Fully Diluted basis. In connection with any proposed issuance of such New Issuance Securities, the Company shall give to each holder the same information about the Company, its business and such issuance and the same notice of its intention to effect such issuance as given to the other prospective purchasers in such transaction, specifying in such notice the number of New Issuance Securities to be sold, and the proposed offering price per New Issuance Securities. Each holder shall have the right, exercisable concurrently with purchases by other purchasers, to elect to purchase up to the maximum number of New Issuance Securities to which such holder is entitled to acquire hereunder with such purchase being effected by such holder's payment to the Company by wire transfer of immediately available funds, an amount equal to the number of New Issuance Securities to be purchased by such holder, multiplied by the offering price per New Issuance Security against delivery of certificates evidencing the number of New Issuance Securities so acquired, which will be issued in the name of such holder. To the extent any New Issuance Securities proposed to be sold shall not have been subscribed to by an existing holder, the Company shall be free thereafter to sell such New Issuance Securities by way of a private placement, or similar offering, at an offering price per New Issuance Security not less than that set forth in the notice to the holders. The preemptive rights established by this Section 9(J) shall have no application to any of the following New Issuance Securities: (i) Common Stock Equivalents issued to employees, officers or directors of, or consultants or advisors to the Company or any of its subsidiaries, pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors of the Company for the purpose of compensation or similar payment in connection with employment or services rendered to the Company or its Subsidiaries; (ii) Shares of Common Stock issued upon exercise of any Common Stock Equivalents outstanding on the date hereof; (iii) any New Issuance Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination approved by the Board of Directors of the Company; (iv) Common Stock or Common Stock Equivalents issued in connection with any stock split, stock dividend or recapitalization by the Company; (v) any New Issuance Securities that are issued by the Company pursuant to an underwritten public offering; and (vi) any securities issued to financial institutions or lessors in connection with commercial credit arrangements or equipment financings approved by the Board of Directors of the Company.

                  (K) Maintenance of Perfected Security Interests in the Collateral. The Company shall, and cause its Subsidiaries to, use commercially reasonable efforts to perform any and all acts and execute any and all documents (including, without limitation, the execution, amendment or supplementation of any financing statement and continuation statement) for filing in any appropriate jurisdiction under the provisions of the UCC, local law or any statute, rule or regulation of any applicable jurisdiction and for filing with the United States Patent and Trademark Office and the United States Copyright Office which are necessary in order to maintain, confirm, confirm, grant, preserve, protect and perfect the validity and second priority in favor of the Collateral Agent for the ratable benefit of the Holders a valid and perfected Lien on the Collateral, subject to no Liens except for the Liens permitted by the applicable Security Documents. The Company shall, as promptly as practicable after receipt of copies of any financing statements, deliver to the Collateral Agent acknowledgment copies of, or copies of lien search reports confirming the filing of, financing statements duly filed under the UCC of all jurisdictions as may be necessary or, desirable to perfect the Lien created, or purported or intended to be created, by each Security Document. The Company agrees to, from time to time, provide such evidence as the Collateral Agent shall reasonably request as to the perfection and priority status of each security interest and Lien contemplated. Notwithstanding the foregoing, (i) no representation or warranty is made by the Company hereunder or in the Security Documents (as defined in the Preferred Stock Purchase Agreement), with respect to the validity or enforceability of the Security Documents with respect to the rights, if any, of the Holders thereunder, including with respect the creation or perfection of a security interest, and the relative priority of any such security interest, or the effect of the federal Bankruptcy Code and comparable provisions of state law, and other applicable antifraud laws, securities laws, usury laws or public policy considerations on the rights, if any, of such holders under the Security Documents; and (ii) the Company shall not be held accountable for any failure to create, perfect or maintain a security interest by reason of the foregoing.

                  (L) Covenant Not to Challenge. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, challenge the enforceability, validity or perfection of the Lien for the benefit of the Collateral Agent for the benefit of the Holders of the Preferred Stock, or their transferees or assigns, on the Collateral, except in the context of (i) any derivative actions brought on behalf of the Company and (ii) proceedings under the Federal Bankruptcy Code or similar state proceedings, to the extent required by law.

                  (M) Certain Approval. Not later than the next annual meeting of the Company's stockholders held in accordance with the Company's by-laws, the Company shall submit to the stockholders for their approval the issuance by the Company of shares of Common Stock exceeding 20% of the number of shares of Common Stock outstanding on the Date of Closing as a consequence of the conversion of shares of Series A Preferred Stock and exercise of the Warrants into shares of Common Stock, together with the recommendation of its Board of Directors for approval of said proposal. The Company shall use its best efforts to cause the approval by a majority of the total votes cast on the proposal, in person or by proxy, of such proposal, which may include securing a voting agreement from Edward F. Calesa agreeing to vote in favor of the proposal, hiring a proxy solicitor and direct solicitation efforts of significant stockholders.

                  10. Payment on Liquidation.

                  (A) Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, Holders of Series A Preferred Stock will be entitled to receive an amount in cash equal to the greater of (i) the Liquidation Preference, before any distribution is made on any Common Stock or other preferred stock of the Company, or (ii) the amount such Holder would have received upon liquidation if such Holder had converted all of its Series A Preferred Stock into Common Stock immediately prior to liquidation. After payment of the full amount to which they are entitled and elect to receive pursuant to the preceding sentence, Holders of Series A Preferred Stock will not be entitled to any further participation in any distribution of assets of the Company.

                  (B) For the purposes of this Section 10, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Company nor the consolidation or merger of the Company with one or more corporations shall be deemed a voluntary or involuntary liquidation, dissolution or winding-up of the Company, unless such sale, conveyance, exchange or transfer shall be in connection with a dissolution or winding-up of the business of the Company.

                  11. Participating Dividends. If the Board of Directors shall declare a dividend or make any other distribution (including in cash or other property or assets), to holders of shares of Common Stock, other than a dividend payable solely in shares of Common Stock, then the Holders shall be entitled to receive, out of the assets of the Company legally available therefor a dividend or distribution in an amount equal to the amount of such dividend or distribution received by a holder of the number of shares of Common Stock for which such share of Series A Preferred Stock is convertible on the record date for such dividend or distribution. Any such amount shall be paid to the Holders at the same time such dividend or distribution is made to holders of Common Stock. Dividends payable pursuant to this Section 11 shall be payable in the same form paid to the holders of Common Stock.

                  12. Remedies. If the Company fails to make a purchase, redemption, liquidation or other payment due hereunder, then the number of directors constituting the Board of Directors shall be adjusted by the Board of Directors by the number necessary to permit the Holders of the Series A Preferred Stock, voting separately and as one class, to elect the lesser of two directors or 25% of the members of the Board of Directors. The right of the Holders of Series A Preferred Stock, voting separately and as one class, to elect members of the Board of Directors as set forth above shall continue until such time as the Company makes such purchase, redemption, liquidation or other payment due hereunder that gave rise to such right, and no other purchase, redemption, liquidation or other payment is due hereunder. At such time as no other purchase, redemption, liquidation or other payment is due hereunder, (i) the special right of the Holders of Series A Preferred Stock to elect members of the Board of Directors and (ii) the term of office of the director or directors elected by the Holders of Series A Preferred Stock shall terminate and the directors elected by the holders of Common Stock shall constitute the entire Board of Directors. In addition, if the Company fails to make any purchase, redemption, liquidation or other payment due hereunder, or breaches or violates any other provision herein and such breach or violation continues uncured for a period of 30 days or more, then the annual rate at which stated value accretes pursuant to Section 3 hereof shall be increased to 18.0% per annum; provided that such annual rate shall be reduced to the rate otherwise applicable pursuant to Section 3 hereof upon cure of such failure to pay, breach or violation.

                  13. Reissuance of Preferred Stock. Shares of Series A Preferred Stock that have been issued and reacquired by the Company in any manner, including shares purchased or redeemed, shall (upon compliance with any applicable provisions of the General Corporation Law of the State of Delaware) have the status of authorized and unissued shares of preferred stock undesignated as to series and may be redesignated and reissued as part of any series of preferred stock.

                  14. Business Day. If any payment or redemption shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption or exchange shall be made on the immediately succeeding Business Day.

                  15. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

                  16. Severability of Provisions. If any right, preference or limitation of the Series A Preferred Stock set forth in this Certificate of Designation (as may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other rights, preferences and limitations set forth in this Certificate of Designation (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

                  17. Notice. All notices and other communications provided for or permitted to be given to the Company hereunder shall be made by hand delivery, next day air courier or certified first-class mail to the Company at its principal executive offices (currently located at 12220 El Camino Real, Suite 400, San Diego, CA 92130).

                  18. Amendments. Any provisions of this Certificate of Designation may be amended by the Company with the written consent of Holders representing 66 2/3% of the outstanding shares of Series A Preferred Stock.

                  The Company will, so long as any shares of Series A Preferred Stock are outstanding, maintain an office or agency where such shares may be presented for registration or transfer and where such shares may be presented for conversion and redemption.

                         [Remainder of Page Left Blank]

                  IN WITNESS WHEREOF, Women First HealthCare, Inc. has caused this Certificate of Designation of Preferences and Rights of its Series A Preferred Stock to be signed and attested by its duly authorized officers, this 25 day of June, 2002.

                               WOMEN FIRST HEALTHCARE, INC.



                               By: /s/ Charles M. Caporale
                                   ---------------------------------------------
                                       Name:  Charles M. Caporale
                                       Title:  Vice President, Chief Financial
                                       Officer, Treasurer and Secretary